NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Provides Update on Scrubber Projects

GREENSBURG, Pa., September 8, 2006—Allegheny Energy, Inc. (NYSE: AYE) announced today that it expects the cost of installing flue gas desulfurization equipment (scrubbers) at the Fort Martin and Hatfield’s Ferry power stations to be higher than previously estimated.

The projects are designed to reduce sulfur dioxide emissions from the coal-fired facilities near Maidsville, W.Va. (Fort Martin) and Masontown, Pa. (Hatfield’s Ferry) by approximately 95 percent, or about 237,000 tons per year.

Fort Martin

In an order issued April 7, 2006, the West Virginia Public Service Commission authorized Allegheny to construct and operate scrubbers at the 1,107-megawatt Fort Martin facility and to finance $338 million of the project costs, as well as certain additional financing costs, using a technique known as securitization. The securitization involves issuing environmental control bonds. Funds collected from West Virginia customers through a surcharge will be dedicated to the repayment of those bonds.

Allegheny currently estimates project costs to be in the range of $500 million to $550 million, excluding certain financing costs. The estimated cost increase is due to a number of factors, including construction challenges caused by site-specific characteristics, necessary changes in material-handling equipment and higher material costs. Allegheny is evaluating its options for the project, including the possibility of seeking Commission approval to securitize additional costs.

Securitization will result in substantial savings to West Virginia consumers compared to traditional ratemaking. Additionally, customers’ bills will reflect the benefit of lower coal and sulfur dioxide allowance costs when the scrubbers are placed into service.

Hatfield’s Ferry

Based on additional design engineering work for the scrubber installation project at the 1,710-megawatt Hatfield’s Ferry facility, Allegheny now expects the cost of the project to be approximately $650 million. The previous cost estimate was approximately $550 million.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. Allegheny Energy undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

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